EXHIBIT 10.0


       AGREEMENT made this 14th day of March, 2001 by and between GLOBAL ACCESS CORPORATION with offices at 333 Ludlow Street, Stamford, CT 06902 ("Global") and PATHFINDER BUSINESS RESOURCES, INC. with offices at 33 Eleventh Avenue, Huntington Station, NY 11746 ("Pathfinder").

                              W I T N E S S E T H:

       WHEREAS, Global has a database of approximately 10,000 retired business executives; and

       WHEREAS, Global has established relationships with these business executives such that Global hires them to provide consulting services to other companies on a project-by-project basis; and

       WHEREAS, Pathfinder is interested in retaining Global to make available to Pathfinder these retired business executives to provide consulting services on a project-by-project basis; and

       WHEREAS, Global would be responsible for all payments to consultants and Pathfinder would be solely responsible to pay agreed upon fees to Global on a project-by-project basis.

       NOW, THEREFORE, it is agreed as follows:

       1. Global and Pathfinder agree to cooperate in the promotion and delivery of business services to Pathfinder"s clients.

       2. Pathfinder will seek to develop projects which will utilize the services of Global"s database and retired business executives to serve as consultants on business development projects. All consultants will be paid for by Global and they will not become employees or paid consultants of Pathfinder.

       3. Prior to commencing any new project, Pathfinder will notify Global of the number of consultants that is needed by Pathfinder, the type of industry specialty needed, the length of the project and the estimated number of hours required of each consultant. From this, Global will prepare a scope of work and budget for each project. Pathfinder and Global will mutually agree in writing on the amount of compensation and the timing of payments thereof to be paid by Pathfinder to Global prior to Global commencing any work. Pathfinder is solely responsible for paying Global for all fees on projects approved in writing.

       4. Pathfinder agrees during the term of this Agreement to promptly and professionally pursue all business leads and to integrate Global"s services into the Pathfinder service package. Global in turn agrees to utilize its best efforts to maintain its database and the availability of retired business executives to provide consulting services on behalf of Pathfinder.

       5. Pathfinder understands and acknowledges that Global will be entitled to additional compensation to be mutually agreed to in writing in the event Global is responsible for introducing new business developments to Pathfinder.

       6. This Agreement shall permit Pathfinder to promote its business alliance with Global in all forms of media. This includes, without limitation, marketing brochures, websites and general advertising. Pathfinder agrees to obtain the approval of Global before printing and distributing any material mentioning or pertaining to Global.

       7. This Agreement shall be effective from the date hereof until January 31, 2002. This Agreement annually shall be automatically extended for one additional year in the event either party has not notified the other by December 31 of each year of such party"s intention not to extend this contract. During the term of this Agreement, Pathfinder must first give Global the opportunity to provide its business consulting services through its available retired business executives before approaching other organizations or persons to provide these services. Notwithstanding anything contained herein to the contrary, nothing in this Agreement shall prevent Pathfinder from utilizing its own employees on its business development projects in lieu of Global"s consultants. In the event that Pathfinder engages consultants who are not employees of Pathfinder to work on business development projects and these consultants are obtained outside of the services of Global, Global"s sole remedy shall be to terminate this Agreement after the completion of all projects that have been commenced.

       8. This Agreement contemplates that the parties agree in writing on the scope of each new project undertaken by the parties pursuant to this Agreement and the compensation to be paid by Pathfinder to Global in connection thereof. All amendments to this Agreement and notices and approvals in connection with this Agreement shall be in writing and executed by both parties. This Agreement and all subsequently entered into writings that have been mutually agreed upon by the parties shall constitute the entire agreement between the parties and shall supersede all prior oral and written agreements.

       9. In the event of any dispute or disagreement concerning this Agreement that cannot be resolved between the parties, both Global and Pathfinder agree to present the dispute to the American Arbitration Association in the State of Connecticut and to abide by their rules, procedures and decisions.

       10. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

       11. If a party signs this Letter of Intent and transmits an electronic facsimile of the signature page to the other party, the party who receives the transmission may rely upon the electronic facsimile as a signed original of this Agreement.

       IN WITNESS WHEREOF, the undersigned parties have duly executed this Agreement the day, month and year first written above.


                                      PATHFINDER BUSINESS RESOURCES, INC.


                                      By:  /s/ Nicholas J. Seccafico, Jr.
                                           -------------------------------------
                                           Nicholas J. Seccafico, Jr., President


GLOBAL ACCESS CORPORATION


By:  /s/ Craig R. Moss
     ------------------------
     Craig R. Moss, President



                                       3